EXHIBIT 23.3

CONSENT OF JOHN BURNS REAL ESTATE CONSULTING, LLC

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 filed by Starwood Waypoint Residential Trust, a Maryland real estate investment trust (the “Trust”), of the use of our name, the references to the John Burns Real Estate Consulting, LLC market study prepared for the Trust, and the attachment of such market study as an exhibit included in the Registration Statement on Form 10 (No. 001-36163) and related information statement of the Trust for the registration of its common shares.

Dated: February 4, 2014

John Burns Real Estate Consulting, LLC

By	/s/ Steve Dutra
Name:	Steve Dutra
Title:	SVP